Exhibit 99

PRESS RELEASE

GE Reports 2Q ’09 EPS of $.26;
Industrial Cash Flow of $7.1B for 1H ’09, Ahead of Plan;
Capital Finance Earns $590MM;
Infrastructure Earnings Flat; Total Backlog at $169B;
Contractual Service Backlog at $122B, a Record High

2Q ’09 Highlights (Continuing Operations attributable to GE)
•	Earnings per share (EPS) of $.26, down 52%; earnings of $2.9 billion, down 47%
•	Company revenues of $39.1 billion, down 17% (down 12% FX-adjusted); Industrial sales down 7%; financial services revenues down 29%, reflecting shrinkage at GE Capital
•	Cash generated from operating activities totaled $7.1 billion in 1H ’09, ahead of plan; $52 billion cash and equivalents at quarter-end
•	Energy Infrastructure earnings grew 13%; Technology Infrastructure earnings declined 11%
•	Industrial operating profit rate solid at 16.3%, down 10 bps from ’08, and up 200 bps from 1Q ’09
•	Capital Finance earned $590 million ($149 million pre-tax); on track for profitable 2009; reserve coverage increased by $0.9B, up 22 bps vs. prior quarter
•	GE Capital completed 2009 long-term debt funding plan; pre-funded about a third of 2010 plan

FAIRFIELD, Conn. – July 17, 2009 – GE announced today second-quarter 2009 earnings from continuing operations (attributable to GE) of $2.9 billion, or $.26 per share attributable to common shareowners, down 47% from second quarter 2008.  Company quarterly revenues from continuing operations were $39.1 billion, down 17% year-over-year (down 12% FX-adjusted), in line with our expectations. Cash generated from operating activities totaled $7.1 billion, ahead of plan, and total company backlog of equipment and services held about steady at $169 billion.

“In a global economic environment that continues to remain challenging, GE delivered solid second-quarter business results,” GE Chairman and CEO Jeff Immelt said. “We are executing through the recession by aggressively controlling costs and driving working capital improvements while continuing to invest for future growth. At the same time, we are actively maintaining our backlog, focusing on higher-margin services and continuing to run our financial services business for safety and soundness.  We continue to position GE to win in a reset economy.”

Highlights for the quarter included sustained strength in high-margin services where orders grew 2% and contractual services backlog reached an all-time high of $122 billion. “Our service businesses had positive order and earnings growth in the first half of 2009, and we see this strength carrying over to the second half.  Global growth continued to be strong: second-quarter industrial revenues grew 31% in China; 46% in India; and 10% in the Middle East.  A highlight for the quarter was a record $8 billion in wins by GE and its two aircraft engine joint ventures at the Paris Air Show, which will be converted to orders in the future.  In addition, we are targeting 400 global stimulus projects in areas where there are appropriations for nearly $200 billion. While we have only realized limited revenue to date, we believe that activity will increase in the second half of 2009.”

Energy and Technology Infrastructure earnings of $3.6 billion held flat on revenues of $20.1 billion, down 6% from the year-ago period. Energy Infrastructure earnings grew 13% with a strong focus on price and cost, while Technology Infrastructure earnings declined 11%, reflecting softened demand and pricing pressure in Healthcare and Transportation.  While cable continues to deliver solid growth, continued pressure in advertising and local television markets, investment impairments and lower transaction gains contributed to the 41% quarterly decline in NBCU earnings.

“In a difficult environment, we are ahead of schedule on our plan to create a more focused financial services company.  Capital Finance earned $590 million, including $149 million pre-tax, and remains on track to be profitable for the full year,” Immelt continued.

“We originated nearly $38 billion of new volume in the United States in the second quarter of 2009, an increase of 25% over the prior quarter.  Since January 2008, we have provided $155 billion of new financings to companies, infrastructure projects and municipalities and extended $127 billion of credit to 50 million consumers.  GE Capital has outstanding credit with more than 330,000 commercial customers and 145,000 small businesses; in 2009 we have added 16,000 new commercial customers and supported 23,000 new small businesses through our retail programs.”

While providing important liquidity, GE Capital continues to reduce its balance sheet. Excluding the effects of foreign exchange, Capital Finance has reduced its ending net investment by $24 billion in the first half of the year.  “We have substantially increased our capital ratios, reduced leverage, increased reserves, accelerated long-term debt funding and lowered commercial paper balances,” Immelt said.  A summary is below.

	4Q ’08	2Q ’09
GECS Commercial Paper ($B)	72	50
GE Capital Leverage1	7.1:1	5.6:1
GE Capital Tier 1 Common Ratio	5.7%	7.4%

1 Net of cash & equivalents with hybrid debt as equity, ex. non-controlling interests.

“I am pleased with the GE team’s execution in this tough environment.  We see a 2009 that is consistent with our original framework. We have strengthened GE Capital.  We have dramatically reduced cost and our cash flow is outstanding. We are investing in new products and are positioned to win in key global markets.  We have an additional pipeline of over $2.0 billion in restructuring projects that we are evaluating to improve our performance in 2010 and beyond. We are confident that GE will compete and win in a reset economy.”

Second Quarter 2009 Financial Highlights:

Earnings from continuing operations attributable to GE were $2.9 billion, down 47% from $5.4 billion in the second quarter of 2008. EPS from continuing operations was $.26, down 52% from last year. Segment profit fell 36% compared with the second quarter of 2008, as 13% growth at Energy Infrastructure was more than offset by an 80% decline at Capital Finance and a 41% decrease at NBC Universal.

Positive items were more than offset by charges in the quarter.  The Company realized a $.02 per-share benefit from a transaction gain, which was more than offset by $.03 per share in restructuring and other charges and $.04 per share in marks and impairments.

Including the effects of discontinued operations, second quarter net earnings attributable to GE were $2.7 billion ($.24 per share attributable to common shareholders) in 2009 compared with $5.1 billion ($.51 per share) in the second quarter of 2008.

Revenues fell 17% to $39.1 billion. GE Capital Services’ (GECS) revenues fell 29% versus last year to $13.4 billion. Industrial sales were $26 billion, down 7% from the second quarter of 2008.

Cash generated from GE operating activities in the first six months of 2009 totaled $7.1 billion, down 24% from $9.3 billion last year, primarily reflecting the lack of a GECS dividend payment in 2009.  Strong working capital improvements more than offset declines in progress payments leading to results ahead of operating targets.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

GE will discuss preliminary second-quarter results on a conference call and Webcast at 8:30 a.m. ET today. Call information is available at www.ge.com/investor, and related charts will be posted there prior to the call.

*   *   *

About GE

GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, medical imaging, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.

Caution Concerning Forward-Looking Statements:

This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: the severity and duration of current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; the impact of U.S. and foreign government programs to restore liquidity and stimulate national and global economies; the impact of conditions in the financial and credit markets on the availability and cost of GE Capital’s funding and on our ability to reduce GE Capital’s asset levels and commercial paper exposure as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the soundness of other financial institutions with which GE Capital does business; the adequacy of our cash flow and earnings and other conditions which may affect our ability to maintain our quarterly dividend at the current level; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, network television, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of proposed financial services regulation; strategic actions, including acquisitions and dispositions and our success in integrating acquired businesses; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Media Contact:
Anne Eisele, 203.373.3061 (office); 203.522.9045 (mobile)
anne.eisele@ge.com

Investor Contact:
Trevor Schauenberg, 203.373.2468 (office)
trevor.schauenberg@ge.com

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Three months ended June 30	2009	2008	V %	2009	2008	V %	2009	2008	V %

Revenues
Sales of goods and services	$26,078	$28,099		$26,012	$27,846		$205	$528
Other income	34	574		80	667		–	–
GECS earnings from continuing operations	–	–		349	2,774		–	–
GECS revenues from services	12,970	18,167		–	–		13,226	18,504
Total revenues	39,082	46,840	(17)%	26,441	31,287	(15)%	13,431	19,032	(29)%

Costs and expenses
Cost of sales, operating and administrative
expenses	27,737	31,297		22,336	24,231		5,635	7,446
Interest and other financial charges	4,653	6,621		348	554		4,468	6,343
Investment contracts, insurance losses and
insurance annuity benefits	779	821		–	–		823	870
Provision for losses on financing receivables	2,817	1,469		–	–		2,817	1,469
Total costs and expenses	35,986	40,208	(11)%	22,684	24,785	(8)%	13,743	16,128	(15)%

Earnings (loss) from continuing operations
before income taxes	3,096	6,632	(53)%	3,757	6,502	(42)%	(312)	2,904	U
Benefit (provision) for income taxes	(219)	(1,054)		(897)	(981)		678	(73)
Earnings from continuing operations	2,877	5,578	(48)%	2,860	5,521	(48)%	366	2,831	(87)%

Loss from discontinued operations, net of taxes	(194)	(322)		(194)	(322)		(193)	(337)

Net earnings	2,683	5,256	(49)%	2,666	5,199	(49)%	173	2,494	(93)%

Less net earnings (loss) attributable to
noncontrolling interests	12	184		(5)	127		17	57
Net earnings attributable to the Company	2,671	5,072	(47)%	2,671	5,072	(47)%	156	2,437	(94)%

Preferred stock dividends declared	(75)	–		(75)	–		–	–
Net earnings attributable to GE common
shareowners	$2,596	$5,072	(49)%	$2,596	$5,072	(49)%	$156	$2,437	(94)%

Amounts attributable to the Company:
Earnings from continuing operations	$2,865	$5,394	(47)%	$2,865	$5,394	(47)%	$349	$2,774	(87)%
Discontinued operations, net of taxes	(194)	(322)		(194)	(322)		(193)	(337)
Net earnings attributable to the Company	$2,671	$5,072	(47)%	$2,671	$5,072	(47)%	$156	$2,437	(94)%

Per-share amounts – earnings from continuing
operations
Diluted earnings per share	$0.26	$0.54	(52)%
Basic earnings per share	$0.26	$0.54	(52)%

Per-share amounts – net earnings
Diluted earnings per share	$0.24	$0.51	(53)%
Basic earnings per share	$0.24	$0.51	(53)%

Total average equivalent shares
Diluted shares	10,609	9,982	6%
Basic shares	10,609	9,958	7%

Dividends declared per share	$0.10	$0.31	(68)%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.
Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters

GENERAL ELECTRIC COMPANY
Condensed Statement of Earnings

	Consolidated			GE(a)			Financial Services (GECS)
Six months ended June 30	2009	2008	V %	2009	2008	V %	2009	2008	V %

Revenues
Sales of goods and services	$50,205	$52,421		$50,034	$52,032		$478	$895
Other income	462	1,149		559	1,325		–	–
GECS earnings from continuing operations	–	–		1,310	5,230		–	–
GECS revenues from services	26,826	35,498		–	–		27,383	36,175
Total revenues	77,493	89,068	(13)%	51,903	58,587	(11)%	27,861	37,070	(25)%

Costs and expenses
Cost of sales, operating and administrative
expenses	55,140	59,497		43,709	45,689		11,988	14,547
Interest and other financial charges	9,980	13,148		724	1,156		9,589	12,519
Investment contracts, insurance losses and
insurance annuity benefits	1,525	1,625		–	–		1,596	1,718
Provision for losses on financing receivables	5,153	2,812		–	–		5,153	2,812
Total costs and expenses	71,798	77,082	(7)%	44,433	46,845	(5)%	28,326	31,596	(10)%

Earnings (loss) from continuing operations
before income taxes	5,695	11,986	(52)%	7,470	11,742	(36)%	(465)	5,474	U
Benefit (provision) for income taxes	99	(1,895)		(1,739)	(1,739)		1,838	(156)
Earnings from continuing operations	5,794	10,091	(43)%	5,731	10,003	(43)%	1,373	5,318	(74)%

Loss from discontinued operations, net of taxes	(215)	(369)		(215)	(369)		(197)	(398)

Net earnings	5,579	9,722	(43)%	5,516	9,634	(43)%	1,176	4,920	(76)%

Less net earnings attributable to
noncontrolling interests	97	346		34	258		63	88
Net earnings attributable to the Company	5,482	9,376		5,482	9,376		1,113	4,832

Preferred stock dividends declared	(150)	–		(150)	–		–	–
Net earnings attributable to GE common
shareowners	$5,332	$9,376	(43)%	$5,332	$9,376	(43)%	$1,113	$4,832	(77)%

Amounts attributable to the Company:
Earnings from continuing operations	$5,697	$9,745	(42)%	$5,697	$9,745	(42)%	$1,310	$5,230	(75)%
Discontinued operations, net of taxes	(215)	(369)		(215)	(369)		(197)	(398)
Net earnings attributable to the Company	$5,482	$9,376	(42)%	$5,482	$9,376	(42)%	$1,113	$4,832	(77)%

Per-share amounts – earnings from continuing
operations
Diluted earnings per share	$0.52	$0.98	(47)%
Basic earnings per share	$0.52	$0.98	(47)%

Per-share amounts – net earnings
Diluted earnings per share	$0.50	$0.94	(47)%
Basic earnings per share	$0.50	$0.94	(47)%

Total average equivalent shares
Diluted shares	10,585	9,994	6%
Basic shares	10,585	9,968	6%

Dividends declared per share	$0.41	$0.62	(34)%

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.

Dollar amounts and share amounts in millions; per-share amounts in dollars; unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)

	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions)	2009	2008	V %	2009	2008	V %

Revenues
Energy Infrastructure	$9,577	$9,671	(1)	$17,816	$17,395	2
Technology Infrastructure	10,555	11,851	(11)	20,991	22,311	(6)
NBC Universal	3,565	3,882	(8)	7,089	7,466	(5)
Capital Finance	12,797	17,981	(29)	25,885	34,950	(26)
Consumer & Industrial	2,507	3,139	(20)	4,728	6,001	(21)
Total segment revenues	39,001	46,524	(16)	76,509	88,123	(13)
Corporate items and eliminations	81	316	(74)	984	945	4
Consolidated revenues from continuing
operations	$39,082	$46,840	(17)	$77,493	$89,068	(13)

Segment profit (a)
Energy Infrastructure	$1,792	$1,579	13	$3,065	$2,649	16
Technology Infrastructure	1,833	2,056	(11)	3,636	3,757	(3)
NBC Universal	539	909	(41)	930	1,621	(43)
Capital Finance	590	2,903	(80)	1,709	5,582	(69)
Consumer & Industrial	111	138	(20)	147	282	(48)
Total segment profit	4,865	7,585	(36)	9,487	13,891	(32)

Corporate items and eliminations	(755)	(656)	(15)	(1,327)	(1,251)	(6)
GE interest and other financial charges	(348)	(554)	37	(724)	(1,156)	37
GE provision for income taxes	(897)	(981)	9	(1,739)	(1,739)	–

Earnings from continuing operations
attributable to the Company	2,865	5,394	(47)	5,697	9,745	(42)

Loss from discontinued operations, net of
taxes, attributable to the Company	(194)	(322)	40	(215)	(369)	42

Consolidated net earnings attributable to
the Company	$2,671	$5,072	(47)	$5,482	$9,376	(42)

(a)
Segment profit always excludes the effects of principal pension plans, results reported as discontinued operations, earnings attributable to noncontrolling interests and accounting changes, and may exclude matters such as charges for restructuring; rationalization and other similar expenses; in-process research and development and certain other acquisition-related charges and balances; technology and product development costs; certain gains and losses from dispositions; and litigation settlements or other charges, responsibility for which preceded the current management team.  Segment profit excludes or includes interest and other financial charges and income taxes according to how a particular segment's management is measured – excluded in determining segment profit, which we sometimes refer to as "operating profit," for Energy Infrastructure, Technology Infrastructure, NBC Universal and Consumer & Industrial; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital Finance.

GENERAL ELECTRIC COMPANY
Summary of Operating Segments (unaudited)
Additional Information

	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions)	2009	2008	V %	2009	2008	V %

Energy Infrastructure
Revenues	$9,577	$9,671	(1)	$17,816	$17,395	2

Segment profit	$1,792	$1,579	13	$3,065	$2,649	16

Revenues
Energy (a)	$7,803	$7,912	(1)	$14,744	$14,268	3
Oil & Gas	1,948	1,895	3	3,491	3,430	2

Segment profit
Energy (a)	$1,542	$1,346	15	$2,692	$2,283	18
Oil & Gas	283	255	11	462	416	11

Technology Infrastructure
Revenues	$10,555	$11,851	(11)	$20,991	$22,311	(6)

Segment profit	$1,833	$2,056	(11)	$3,636	$3,757	(3)

Revenues
Aviation	$4,619	$4,923	(6)	$9,436	$9,243	2
Enterprise Solutions	918	1,235	(26)	1,831	2,340	(22)
Healthcare	3,964	4,491	(12)	7,509	8,378	(10)
Transportation	1,069	1,202	(11)	2,240	2,350	(5)

Segment profit
Aviation	$923	$914	1	$2,003	$1,689	19
Enterprise Solutions	90	162	(44)	192	316	(39)
Healthcare	590	747	(21)	1,001	1,275	(21)
Transportation	236	241	(2)	453	495	(8)

Capital Finance
Revenues	$12,797	$17,981	(29)	$25,885	$34,950	(26)

Segment profit	$590	$2,903	(80)	$1,709	$5,582	(69)

Revenues
Commercial Lending and Leasing (CLL) (b)	$5,219	$7,217	(28)	$10,797	$13,823	(22)
Consumer (b)	4,883	6,656	(27)	9,630	13,096	(26)
Real Estate	1,013	1,964	(48)	1,988	3,847	(48)
Energy Financial Services	490	989	(50)	1,134	1,759	(36)
GE Commercial Aviation Services (GECAS)	1,192	1,155	3	2,336	2,425	(4)

Segment profit
CLL (b)	$232	$908	(74)	$454	$1,596	(72)
Consumer (b)	243	1,065	(77)	970	2,056	(53)
Real Estate	(237)	484	U	(410)	960	U
Energy Financial Services	65	167	(61)	140	300	(53)
GECAS	287	279	3	555	670	(17)

(a)	During the first quarter of 2009, Water was combined with Energy. Prior-period amounts were reclassified to conform to the current-period’s presentation.
(b)	During the first quarter of 2009, we transferred Banque Artesia Nederland N.V. from CLL to Consumer. Prior-period amounts were reclassified to conform to the current-period’s presentation.

GENERAL ELECTRIC COMPANY
Condensed Statement of Financial Position

(Dollars in billions)	Consolidated		GE(a)		Financial Services (GECS)
Assets	6/30/09	12/31/08	6/30/09	12/31/08	6/30/09	12/31/08
Cash & marketable securities	$97.5	$89.6	$3.0	$12.3	$95.2	$78.7
Receivables	19.2	21.4	12.2	15.1	–	–
Inventories	13.3	13.7	13.2	13.6	0.1	0.1
GECS financing receivables – net	351.6	365.2	–	–	359.5	372.5
Property, plant & equipment – net	72.9	78.5	14.3	14.4	58.6	64.1
Investment in GECS	–	–	67.9	53.3	–	–
Goodwill & intangible assets	99.1	96.7	67.7	67.8	31.3	29.0
Other assets	122.2	120.4	23.3	22.3	104.4	104.2
Assets of businesses held for sale	0.9	10.6	0.7	–	0.2	10.6
Assets of discontinued operations	1.5	1.7	0.1	0.1	1.5	1.7

Total assets	$778.2	$797.8	$202.4	$198.9	$650.8	$660.9

Liabilities and equity
Borrowings	$514.1	$523.8	$13.7	$12.2	$502.6	$514.6
Insurance contracts, insurance liabilities
and insurance annuity benefits	32.4	34.0	–	–	32.8	34.4
Other liabilities	108.8	124.4	69.9	75.1	43.4	54.5
Liabilities of businesses held for sale	0.3	0.6	0.1	–	0.2	0.6
Liabilities of discontinued operations	1.5	1.4	0.2	0.2	1.3	1.2
GE shareowners' equity	112.1	104.7	112.1	104.7	67.9	53.3
Noncontrolling interests	9.0	8.9	6.4	6.7	2.6	2.3

Total liabilities and equity	$778.2	$797.8	$202.4	$198.9	$650.8	$660.9

(a)	Refers to the Industrial businesses of the Company including GECS on an equity basis.
June 30, 2009, information is unaudited. Supplemental consolidating data are shown for "GE" and "GECS." Transactions between GE and GECS have been eliminated from the "Consolidated" columns. See Note 1 to the 2008 consolidated financial statements at www.ge.com/ar2008 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. We have referred to the ratio of debt to equity at GE Capital, net of cash and equivalents and with classification of hybrid debt as equity at June 30, 2009 and December 31, 2008. The reconciliation of this measure to the most comparable GAAP measure follows.

	At
(Dollars in million)	June 30, 2009	December 31, 2008

Ratio of Debt to Equity at GE Capital, Net of Cash and Equivalents and
with Classification of Hybrid Debt as Equity

GE Capital debt	$498,096	$510,356
Less cash and equivalents	49,141	36,430
Less hybrid debt	7,725	7,725
	$441,230	$466,201
GE Capital equity(a)	$71,684	$58,229
Plus hybrid debt	7,725	7,725
	$79,409	$65,954
Ratio	5.6:1	7.1:1

(a)	Total equity excluding noncontrolling interests.

We have provided the GE Capital ratio of debt to equity on a basis that reflects the use of cash and equivalents to reduce debt, and with long-term debt due in 2066 and 2067 classified as equity. We believe this is a useful comparison to a GAAP-based ratio of debt to equity because cash balances may be used to reduce debt and because this long-term debt has equity-like characteristics. The usefulness of this supplemental measure may be limited, however, as the total amount of cash and equivalents at any point in time may be different than the amount that could practically be applied to reduce outstanding debt, and it may not be advantageous or practical to replace debt that does not mature for more than 50 years with equity. We believe that this measure, considered along with the corresponding GAAP measure, provides investors with additional information that may be more comparable to other financial institutions and businesses.